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Exhibit 10.38

ASSET PURCHASE AGREEMENT

dated as of December 18, 2007

by and between

Siegfried Ltd.
(as "Seller")
and

Arena Pharmaceuticals GmbH
(as "Buyer")

i

5.13	Contravention	10
5.14	Absence of Material Adverse Change	10
5.15	Full Disclosure	10
5.16	Confirmation of the Buyer	10
5.17	Capital Increase by Transfer of Assets (Sachübernahmekapitalerhöhung)	11
ARTICLE 6	COVENANTS AND AGREEMENTS	11
6.1	Books and Records; Cooperation	11
6.2	Transferred Employees	11
6.3	Further Assurances	14
6.4	Real Property Deed	14
6.5	Technical Services Agreement	14
6.6	API Manufacturing Agreement	14
6.7	Toll Manufacturing Agreement	14
6.8	Quality Agreement	14
6.9	[Intentionally deleted]	14
6.10	Undertaking and Agreement in relation to the Use and Operation of Acquired Assets	14
6.11	Maintenance and Capital Investments	14
6.12	Insurance	15
6.13	Environmental	15
6.14	Right of First Refusal of Buyer for Retained Units	15
6.15	Right of First Refusal of Seller for Real Property	16
6.15A	Sale and Leaseback	17
6.16	Purchase Option of Buyer for Retained Units	17
6.17	Sale Option of Seller for Retained Units	18
6.18	Purchase Option of Buyer re Building 120	18
6.19	Seller' Right to Buy Back the Real Property	19
6.20	Community of Co-Owners ("Stockwerkeigentümergemeinschaft")	19
6.21	Lock-in for Share Consideration	19
6.22	Reference to DMF	20
6.23	Additional Assets	20
6.24	Cantonal Production Approval	20
6.25	Service and Maintenance Agreements, Lease Agreements for Copiers	20
6.26	Financial Statements	20

6.27	Roof; Warranties	20
6.28	Cost relating to addressing conditions identified by internal quality audits	21
6.29	Land Registry Registration	21
ARTICLE 7	INDEMNITY	21
7.1	Indemnification by Seller and Indemnification by Buyer	21
7.2	Response to Indemnity Claim	21
7.3	Threshold Level	22
7.4	Indemnification Cap	22
7.5	Indemnity Offset	22
7.6	Time Limitations	22
ARTICLE 8	MISCELLANEOUS	22
8.1	Assignment	22
8.2	Expenses	22
8.3	Confidentiality	22
8.4	Public Announcement Pertaining to this Agreement and the Transaction Agreements	23
8.5	Severability	23
8.6	Amendment	23
8.7	Waiver	23
8.8	Governing Law	23
8.9	Term of this Agreement	23
8.10	Arbitration; Venue	23
8.11	Counterparts; Language	23
8.12	Notices	23

SCHEDULES:

1.1		Definitions
2.1	(a)	Real Property Documentation
2.1	(b)	Technical Equipment and Other Personal Property
2.1	(c)	Ancillary Assets
3.2		Bank Account of Seller
4.2	(a)(i)	Swissmedic license for Buyer to manufacture and sell the Products at the Real Property
4.2	(a)(ii)	Cantonal Operating Approval, dated 16 July 2007
4.2	(f)	Key Transferred Employees
4.3	(b)(v)	Form of Share Consideration
5.2		Buyer's Persons whose actual knowledge is relevant
5.3		List of litigations
5.4		Employees that threatened to tender or tendered their resignation
5.6		List of currently effective insurance policies
5.7		List of licenses, permits and authorizations
5.8	(d)	Capital expenditure program
5.9	(g)(i)	Seller's Persons whose actual knowledge is relevant
5.9	(g)(ii)	Modifications to the Real Property
5.12		Consents
5.14		Material Adverse Change
6.2	(a)(i)	Transferred Employees: employees list and reference to basic terms
6.2	(a)(ii)	Transferred Employees: reference to salary deductions, allowances and benefits
6.2	(a)(iii)	Transferred Employees: reference to accrued overtime, vacation, seniority gifts and leave gifts
6.2	(b)	Seller's Employment Terms
6.2	(c)	Compensation for bonus, accrued holiday, overtime and other similar entitlements of Transferred Employees
6.11	(b)	Capital Expenditure Program 2008
6.12		Insurances and allocation of premiums
6.15	(b)	Technical Equipment and Other Personal Property that is subject to Seller's right of first refusal
6.25		Service and Maintenance Agreements and Lease Agreements for Copiers

EXHIBITS:

6.2	(a)	Employment Transfer Letter Agreement
6.4		Real Property Deed
6.5		Technical Services Agreement
6.6		API Manufacturing Agreement
6.7		Toll Manufacturing Agreement
6.8		Quality Agreement

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 18, 2007 (the "Effective Date"), is entered into by and between Siegfried Ltd., a company organized under the laws of Switzerland with registered office at Untere Brühlstrasse 4, 4800 Zofingen, Switzerland ("Seller"), and Arena Pharmaceuticals GmbH, a company organized under the laws of Switzerland with its registered office at c/o Siegfried Holding AG, Untere Brühlstrasse 4, 4800 Zofingen, Switzerland ("Buyer"). Seller and Buyer sometimes are referred to herein collectively as the "Parties" and individually as a "Party".

W I T N E S S E T H

        WHEREAS, Buyer is an affiliate of Arena Pharmaceuticals, Inc., a company organized under the laws of Delaware, USA, and listed on the Nasdaq Global Market ("Arena"), and Seller is an affiliate of Siegfried Holding Ltd., a company organized under the laws of Switzerland and listed on the Swiss stock exchange ("Siegfried Holding");

        WHEREAS, Buyer has needs for a manufacturing facility in order to manufacture Arena products;

        WHEREAS, Seller has a suitable manufacturing facility available for Buyer;

        WHEREAS, Seller desires to sell, transfer, convey, assign and deliver, and Buyer desires to purchase, acquire and accept the Acquired Assets upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    Definitions.    In addition to the terms defined above and other terms defined in other Articles of this Agreement, the terms set forth in Schedule 1.1 shall have the meanings specified or referred to in such Schedule and shall be equally applicable to both the singular and plural forms.

        1.2    Construction.    The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. "Days" or "days" means calendar days unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE 2
PURCHASE AND SALE

        2.1    Purchase and Sale of Assets.    Seller hereby undertakes, subject to the terms of this Agreement, to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby undertakes, subject to the terms of this Agreement, to purchase, acquire and accept from Seller, on the Closing, on the terms herein provided, all right, title and interest in and to the following assets (the "Acquired Assets"):

  (a)
  Seller's ownership in the condominium-principled co-ownership units (Stockwerkeigentums-Einheiten), Grundbuch Zofingen, Nos. 4655.04, 4655.05 and 4655.06 (co-ownership of Building 121), all as identified and described on Schedule 2.1(a), free and clear of any Encumbrances except for the Permitted Encumbrances identified and described on Schedule 2.1(a), (such units being the "Real Property"); it being understood that Seller retains ownership in the units covering the usage of the basement and the first two floors in the same building in the form of the condominium-principled co-ownership units (Stockwerkeigentums-Einheiten), Grundbuch Zofingen, Nos. 4655.01, 4655.02 and 4655.03 (co-ownership of Building 121) (the "Retained Units");

  (b)
  all Technical Equipment and Other Personal Property listed on Schedule 2.1(b); and

  (c)
  all Ancillary Assets listed on Schedule 2.1(c).

        As a matter of clarification, the Parties acknowledge (i) that Buyer is purchasing only the Acquired Assets, and (ii) that Seller will continue to conduct substantial business at its current site, and (iii) that Seller will continue to employ many employees for conducting its business, and (iv) that Seller will continue to have a substantial customer base.

        Furthermore, the Parties agree that the sale and purchase of the Acquired Assets under this Agreement shall not be a transfer of assets and liabilities in the sense of art. 69 et seq. of the Swiss Merger Law ("Fusionsgesetz"), and shall not be a transfer of a business, whether in the sense of art. 181 CO or otherwise, and that no liabilities of whatsoever nature whether related to the Acquired Assets or to the Business or otherwise shall or will be assigned or transferred from Seller to Buyer and assumed by Buyer unless otherwise specifically so agreed in this Agreement and, in particular, in Article 2.2.

        2.2    Liabilities.

  (a)
  Seller shall retain and pay all liabilities and be responsible for all obligations arising from events or activities occurring prior to the Closing and applicable to the Acquired Assets or to the Transferred Employees or to the Business. Without limiting the generality of the foregoing, Seller shall remain solely responsible for the costs of ownership and operation of the Acquired Assets prior to the Closing, including without limitation, any claims which might arise in the future for products liability claims for the products produced by Seller prior to the Closing, and any claims by employees for compensation (including pension plan and social security contributions) for services rendered prior to the Closing. Seller hereby agrees to indemnify, defend and hold harmless Buyer from all such liabilities.

  (b)
  Buyer shall be responsible for all liabilities and obligations arising from events and activities occurring after the Closing and applicable to the Acquired Assets or to the Transferred Employees who actually become employed by Buyer (the "Actual Transferred Employees"), except as otherwise agreed to by the Parties. Buyer hereby agrees to indemnify, defend and hold harmless Seller from all such liabilities and obligations.

        2.3    Business of Seller.    Seller has used the Real Property and the Transferred Employees in the past for the purpose of conducting a manufacturing business to make and sell various generic pharmaceutical products, including the Products (the "Business"). Buyer is not purchasing the Business or assuming any liabilities of the Business, unless otherwise specifically so agreed in this Agreement and, in particular, in Article 2.2.

        2.4    Risk and Benefit.    Risk and benefit shall only pass at the Closing.

ARTICLE 3
PURCHASE PRICE

        3.1    Purchase Price.    The aggregate purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Acquired Assets consists of (i) cash consideration in the amount of CHF 31,821,512 (Swiss Francs thirty one million eight hundred and twenty one thousand five hundred and twelve), (the "Cash Consideration") and of (ii) 1,488,482 shares of Arena common stock (NASDAQ ticker ARNA) (the "Share Consideration").

        3.2    Purchase Price Payment.    CHF 21,821,512 of the Cash Consideration shall be paid by Buyer to Seller into Seller's bank accounts set forth on Schedule 3.2 on the Closing Date. The remainder of the Cash Consideration shall be paid in three equal installments, the first to be paid on the third anniversary of the Closing Date, the second on the fourth anniversary of the Closing Date, and the third on the fifth anniversary of the Closing Date, each time into the bank account to be designated by Seller. The Share Consideration shall be transferred by Buyer to Seller at Closing by issuance and delivery of a stock certificate evidencing the Share Consideration, subject to the provisions of Article 6.21.

        3.3    Value Added Tax.

  (a)
  The Purchase Price is exclusive of any value added Tax ("VAT"). The Parties agree to apply the VAT notification procedure ("Meldeverfahren") according to art. 47 para. 3 of the Swiss Value Added Tax Act, based on a favourable ruling obtained from the Swiss VAT administration that such notification procedure is possible in the case at hand. Seller will apply for VAT notification within 30 days after Closing.

  (b)
  Seller and Buyer agree to provide support to each other with regard to VAT duties. Seller will make documents, invoices and VAT returns available to Buyer if required by VAT authorities.

ARTICLE 4
CLOSING AND CLOSING DELIVERIES

        4.1    Closing.    The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") which shall be held at the offices of Seller no later than on January 9, 2008 upon the closing conditions pursuant to Article 4.2 having been satisfied or waived (the "Closing Date"), unless otherwise agreed in writing by the Parties. The Parties agree that the Closing shall have prorations as per January 1, 2008. The proration set forth in this Article 4.1 shall also have effect on any regular ordinary course of business operating income and expenses, whether actual or accrued, relating to the Acquired Assets and the Transferred Employees, meaning that any reference to Closing as the moment relevant for bearing of or settling expenses (whether actual or accrued) or for earning or settling income (whether actual or accrued), shall be construed as referring to January 1, 2008.

        4.2    Conditions Precedent to Closing.    Each Party shall be entitled to refuse Closing for as long as any of the following conditions has not been met or waived as being a condition precedent to Closing, provided that such condition is legally waivable:

  (a)
  All Governmental Approvals required for the consummation of this Agreement and to operate the Acquired Assets in the manner contemplated by the Toll Manufacturing Agreement have been obtained, including without limitation, a license, dated July 16, 2007, to Buyer from Swissmedic for Buyer to manufacture and sell the Products at the Real Property, attached hereto as Schedule 4.2(a)(i), as well as the Cantonal Operating Approval dated July 16, 2007, attached hereto (together with the questionnaire) as Schedule 4.2(a)(ii).

  (b)
  The Real Property Deed and the related application to the real estate register have been properly signed and entered in the Journal of the Land Registry in the Municipality of Zofingen, with written confirmation of such entry.

  (c)
  Availability for delivery of each closing item specified in Article 4.3(a), but only Buyer shall be entitled to refuse Closing due to the absence of such items.

  (d)
  Availability for delivery of each closing item specified in Article 4.3(b), but only Seller shall be entitled to refuse Closing due to the absence of such items.

  (e)
  No Material Adverse Change has occurred between the date of signing of this Agreement and the Closing Date, but only Buyer shall be entitled to refuse Closing due to such Material Adverse Change.

  (f)
  All Transferred Employees were duly informed of and substantially all Transferred Employees, and in any event all key Transferred Employees identified on Schedule 4.2(f), have consented in writing to the transfer of their employment from Seller to Buyer as of the Closing Date, with retroactive effect as of 1 January 2008. Substantially none of the Transferred Employees and none of the key Transferred Employees have tendered their resignation. To the actual knowledge of the persons listed in Schedule 5.9(g)(i) (whereby it is understood that such persons have no duty of independent verification), none of the key Transferred Employees identified on Schedule 4.2(f) have threatened to tender their resignation. Only Buyer shall be entitled to refuse Closing due to the absence of any such item of this clause (f).

Prior to Seller filing the application referred to in letter (b), Buyer and Seller shall provide each other with a written confirmation that, subject to the provision of the written confirmation of the entry referred to in letter (b) above and subject to the actual delivery of the items referenced in Section 4.2(b) and (c) above, the other conditions precedent have been met to their satisfaction or are waived.

        4.3    Closing Deliveries.

  (a)
  At the Closing, Seller shall deliver to Buyer:

  (i)
  a conformed copy of any notarial deeds or other transaction agreements or documents required under Swiss law for Seller to sell, assign, transfer and convey and, as appropriate, record and perfect, unencumbered, except as to the Permitted Encumbrances, title to a particular Acquired Asset to Buyer, duly executed by Seller, including in particular the Real Property Deed and the Co-Owners Regulations and the related application to the real estate register, as such documents have been completed, signed and filed with the real property register;

  (ii)
  the keys and other means necessary for Buyer to take possession of the Acquired Assets as of Closing;

  (iii)
  a receipt from Seller for the part of the Cash Consideration due to be paid to Seller on the Closing Date and for the Share Consideration;

  (iv)
  copy of a resolution of the board of directors of Seller authorizing and approving this Agreement and the transactions contemplated under this Agreement;

  (v)
  the Transaction Agreements to which Seller is a Party, duly executed by Seller;

  (vi)
  copy of the complete employment files of all Transferred Employees (including their employment agreements and any other employment, compensation and benefits related documentation); and

  (vii)
  a certificate by the Seller dated as of the Closing Date to the effect that all representations and warranties of Seller in Article 5 and Articles 6.16 and 6.18 are true and accurate on the Closing Date.

  (b)
  At the Closing, Buyer shall deliver to Seller:

  (i)
  the amount of the Cash Consideration due to be paid to Seller on the Closing Date by wire transfer of immediately available funds to the bank accounts as designated by Seller in Schedule 3.2;

  (ii)
  a receipt evidencing Buyer's receipt of the keys or other means necessary for Buyer to take possession of the Acquired Assets;

    (iii)
    the Transaction Agreements to which Buyer is a party, duly executed by Buyer;

    (iv)
    copy of a resolution of the quotaholders' meeting of Buyer as well as of the board of directors of Arena Pharmaceuticals, Inc. authorizing and approving this Agreement and the transactions contemplated under this Agreement;

    (v)
    the Share Consideration evidenced by a duly issued share certificate in the form as attached hereto in Schedule 4.3(b)(v); and

    (vi)
    a certificate by the Buyer dated as of the Closing Date to the effect that all representations and warranties of Buyer in Article 5 are true and accurate on the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

        5.1    Organization and Qualification.    Seller on the one hand and Buyer on the other hand represent and warrant to each other that as of the time of signing of this Agreement and as of the Closing Date:

  (a)
  It is duly organized and validly existing under Swiss law;

  (b)
  It has the requisite power and authority to enter into and to perform this Agreement and the Transaction Agreements and has taken all necessary corporate actions to authorise the execution, delivery and performance of this Agreement and the Transaction Agreements;

  (c)
  This Agreement and the other documents thereto executed and delivered by the Parties at the time of signing of this Agreement and on the Closing Date (including the Transaction Agreements) constitute legal, valid and binding obligations, enforceable against it in accordance with their respective terms; and

  (d)
  The execution, delivery and performance by it of this Agreement and of the Transaction Agreements will not (a) result in breach of any provision of its articles of association and internal regulations, and (b) result in a breach of any order, judgment or decree of any court or governmental agency by it is bound.

        5.2    Seller's Representations and Warranties.    Except as herein stated in Articles 5.3 through 5.15, Seller makes no representations and gives no warranties in respect of the Acquired Assets. The representations and warranties given in Articles 5.3 through 5.15 herein shall only be restricted or qualified by (1) the information contained in this Agreement (including its Schedules and Exhibits) and (2) by the actual knowledge of at least one of Buyer's employees listed in Schedule 5.2 (meaning such persons' actual knowledge (whereby it is understood that such persons have no duty of independent verification)) of the facts which are contrary to Seller's representation and such person's actual knowledge that such contrary facts adversely affect the Acquired Assets, but this subpart (2) is not applicable if at least one of the Persons listed in Schedule 5.9(g)(i) had actual knowledge of such facts (whereby it is understood that such persons have no duty of independent verification). Art. 200 CO is hereby excluded and waived.

        Seller represents and warrants to the Buyer for a period of eighteen months from the Closing Date (or such longer time period as otherwise indicated herein), as of the time of signing of this Agreement and as of the Closing (except where otherwise indicated) the following as set forth in Articles 5.3 through 5.15.

        5.3    Litigation.    Except as set forth in Schedule 5.3, there is no litigation or arbitration, administrative proceedings, governmental inquiries or investigations pending or, to the knowledge of

Seller, threatened, relating to the Acquired Assets, and/or the Transferred Employees. Such matters listed on Schedule 5.3 are not material to Seller, the Acquired Assets or the Transferred Employees.

        5.4    Transferred Employees.    As of the Effective Date, none of the Transferred Employees hereto has tendered or, to the knowledge of Seller, threatened his/her resignation, except as set forth in Schedule 5.4. The employment agreements of the Transferred Employees are valid and in full force and effect as of the Closing Date in all material respects. As of the Effective Date and as of the Closing Date, respectively, Seller has not given notice of termination of any such agreement, except for valid reasons in accordance with article 337 CO. Overall, the Transferred Employees materially have the level of experience and skills and the working capacity to do all of the manufacturing of the Products as contemplated by the Toll Manufacturing Agreement.

        No employees other than the Actual Transferred Employees shall be transferred to or otherwise become employees of the Buyer as a result of this Agreement without Buyer's explicit written consent.

        The documents referred to in Schedule 6.2(a)(i), Schedule 6.2(a)(ii), and Schedule 6.2(a)(iii), copies of which were handed over by Seller to Buyer's Swiss counsel at signing on the Effective Date, contain complete and accurate information relating to the Transferred Employees as of the Effective Date for the following subjects matters and such information will not in any respect be modified or changed between the Effective Date and the Closing Date (except for those items in (iii) below):

  (i)
  Documents referred to in Schedule 6.2(a)(i): List of names of all Transferred Employees, containing a complete and accurate summary of all relevant terms regarding positions, entry dates, years of birth, termination periods of more than three months, base yearly salary, bonus potentials as well as, if any, severance payments, settlement agreements and company cars;

  (ii)
  Documents referred to in Schedule 6.2(a)(ii): Contain all salary slips of September 2007 of all Transferred Employees and the recordings regarding all Transferred Employees in the payroll accounting for 2007 up to and including September 2007, except for the food allowance of CHF 2.3 per employee and per day. These documents show all deductions (including tax treatment), allowances (Gehaltszulagen), including savings supplements by Seller (Arbeitnehmersparzulage), benefits (Mitarbeitervergünstigungen), any other incentives and company loans, but not the bonus payments for 2007; and

  (iii)
  Documents referred to in Schedule 6.2(a)(iii): Show all overtime, vacation and similar entitlements accrued by the Transferred Employees up to two days prior to the Effective Date, as well as seniority gifts (Dienstaltersgeschenke) and leave gifts at regular retirement (Austrittsgeschenke bei ordentlicher Pensionierung) payable within the next five years from the Effective Date.

        The employment agreements of the Transferred employees do not contain any material terms and conditions, which are not set forth in the documents referred to above and in Seller's Employment Terms. The information referred to under (ii) above has been set up according to and is in line with the rules applicable to the items mentioned under (ii), and such rules have not changed up and until the Closing Date. There are no company loans outstanding. The information referred to under (iii) above is a complete list of overtime, vacation and similar entitlements accrued by the Transferred Employees up to two days prior to the Effective Date.

        5.5    Social Security.    All Transferred Employees are insured according to Swiss labor laws and are beneficiaries of requisite pension funds. All social security returns, reports and forms relating to Transferred Employees required to be filed in accordance with all applicable laws have been prepared and filed in the manner required by applicable law, are true, correct and complete in all material respects, and reflect in all material respects the liability for social security for the relevant terms. All social security contributions (including payments to pension funds) relating to Transferred Employees and to any period prior to Closing have been paid in due course or shall be paid when due. There are no audits, investigations or reassessments relating to social security pending or, to the knowledge of Seller, threatened, with respect to the Transferred Employees. This representation and warranty shall survive and be valid and enforceable for a period exceeding the 18 months from the Closing Date as set forth in Article 5.2 and until expiry of the relevant statute of limitation for any rights or claims to be made which result in a breach of this representation and warranty.

        5.6    Insurance.    The Acquired Assets, and in particular the Real Property, are covered by currently effective insurance policies, as listed in Schedule 5.6, with insurance companies in such minimum types and amounts as are consistent with customary practices applicable in Switzerland for pharmaceutical manufacturing. Insurance policies held by and previously disclosed to Buyer by Seller are in full force and effect. As of Closing, Seller is not in material default under any of them nor, to the knowledge of Seller, has any insurer threatened to, or indicated that it would, terminate any of these policies. As of Closing, no claims exist under any insurance policy in relation to the Acquired Assets.

        5.7    Registrations.    Seller possesses all those Governmental Approvals, licenses, permits and authorizations necessary for the manufacture and sale of the Products as currently produced and as contemplated in the Toll Manufacturing Agreement. All such licenses, permits and authorizations are listed in Schedule 5.7. It is understood that marketing authorizations for local markets are held by the local distributors. Up to and until the Closing Date, the Real Property was part of an FDA approved facility under a valid cGMP Certificate.

        5.7A    Additional Toll Manufacturing Representations.    (a) Immediately prior to the Effective Date, Seller holds all requisite material licenses, authorizations and approvals required by federal, state or local governmental authorities to manufacture the Products. (b) The Acquired Assets and Transferred Employees provided by Seller to Buyer under this Agreement are sufficient to manufacture the Products according to current Good Manufacturing Practices ("cGMP"), and the production facility (as such term is used in the Toll Manufacturing Agreement) is in compliance with all applicable material laws and regulations. (c) The Products are not prohibited within the meaning of any applicable national, state or local law where Products are currently sold. (d) The Products have been manufactured to confirm with the Specifications (as defined in the Toll Manufacturing Agreement) in accordance with the instructions and procedures that have been provided to Buyer.

        5.8    Technical Equipment and Other Personal Property.

  (a)
  Seller is the sole owner of all Technical Equipment and Other Personal Property and conveys to Buyer as of the Closing Date good and marketable title to the Technical Equipment and Other Personal Property, free of any Encumbrances. This representation and warranty shall survive and be valid and enforceable for a period exceeding the 18 months from the Closing Date as set forth in Article 5.2 and until expiry of the relevant statute of limitation for any rights or claims for an Encumbrance or other restriction on Buyer's ownership in the Technical Equipment or Other Personal Property.

  (b)
  All Technical Equipment and Other Personal Property are in good working condition, subject to usual wear and tear, and have been properly maintained and revised in due time so that they can be effectively used for their intended purposes as stated in this Agreement. Seller has during the last three years maintained the Technical Equipment and Other Personal Property and made replacement investments at all times (i) consistently and in line with applicable law, (ii) consistently and in line industry practice and (iii) as required by Seller's technical, safety, health and environmental standards.

  (c)
  The Technical Equipment and Other Personal Property are currently suitable and sufficient in quantity, quality and condition to enable Buyer to do all of the manufacturing of the Products as contemplated by the Toll Manufacturing Agreement, when used in association with the other Acquired Assets, and by the Transaction Agreements. The services provided under the Service and Maintenance Agreements listed in Schedule 6.25 together with the services provided by the maintenance group to be transferred to Buyer and the services obtained from third parties on an ad hoc basis was reasonably sufficient in the past to maintain the Technical Equipment and Other Personal Property. Such Service and Maintenance Agreements are all in effect and not terminated or threatened to be terminated and all of Seller's obligations thereunder are fully complied with in accordance with their terms up to and until the Closing Date.

  (d)
  Buyer is aware and acknowledges that (i) equipment and property such as the Technical Equipment and Other Personal Property require ordinary course of business maintenance, revisions and replacements to be made by Buyer, and that (ii) the capital expenditure program in Schedule 5.8(d) contains only the expected capital expenditures based on a constant planning from which the required actual capital expenditures may deviate. Seller is further aware that Schedule 5.8(d) is a snapshot of an ongoing midrange (2008-2010) planning process as of the middle of November 2007, contains items to which no amount of capital expenditures has been assigned yet and is not a complete list of all capital expenditures to be expected in the years covered by such Schedule. The persons listed in Schedule 5.9(g)(i) are, on the signing date, not aware of any specific capital expenditure for asset maintenance that (i) is expected to be needed prior to the end of 2009 to allow Arena to toll manufacture Products under the Toll Manufacturing Agreement and (ii) is not covered by Schedule 5.8(d).

        5.9    Real Property.

  (a)
  Seller is the sole legal and beneficial owner of the Real Property and has exclusive occupation of the Real Property. Seller conveys to Buyer as of the Closing Date good and marketable title to the Real Property, free of any Encumbrances other than the Permitted Encumbrances. There are no circumstances which would entitle any third party to exercise any powers or rights of entry or to take possession which may restrict in any way whatsoever the ownership and/or continued possession, use and/or enjoyment of the Real Property, except for the Permitted Encumbrances.

  (b)
  Subject to filing of the real estate register applications by Buyer upon Closing, there are, upon Closing, no Encumbrances other than the Permitted Encumbrances in respect of the Real Property. There is no dispute, claim, action, demand or complaint which is outstanding or threatened in respect of the Real Property or any part thereof.

  (c)
  The current use of the Real Property as well as of the land and buildings adjacent to the Real Property is a lawful use under all relevant municipal, cantonal and federal planning and administrative legislation, and Seller is not aware of any outstanding or pending orders, notices or other requirements of any authority which may adversely affect the existing use of the Real Property.

  (d)
  No development, alterations, extensions or other improvements have been carried out in relation to any part of the Real Property which are unlawful or have been carried out without all necessary consents, approvals, orders, permits and permissions.

  (e)
  There are no resolutions, proposals, orders or acts made for the compulsory acquisition or change in approved use of any part of the Real Property.

  (f)
  The Real Property currently is suitable and sufficient in quality, quantity and condition to enable Buyer to do all of the manufacturing of the Products as contemplated by the Toll Manufacturing Agreement, when used in association with the other Acquired Assets, and by the Transaction Agreements. Seller has during the last three years maintained the Real Property and made replacement investments at all times (i) consistently and in line with applicable law, (ii) consistently and in line industry practice and (iii) as required by Seller's technical, safety, health and environmental standards.

  (g)
  The persons listed in Schedule 5.9(g)(i) have no actual knowledge (whereby it is understood that such persons have no duty of independent verification) of a fact that, as they actually know, would prevent Buyer from obtaining the necessary approvals from the competent public authorities to implement the modifications to the Real Property as set out in Schedule 5.9(g)(ii).

  (h)
  The representations and warranties set forth in Article 5.9 (except for 5.9(f) and (g)) shall survive and be valid and enforceable for a period exceeding the 18 months from the Closing Date as set forth in Article 5.2 and until expiry of the relevant statute of limitation for any rights or claims to be made which result in a breach of the said representations and warranties.

        5.9A    Retained Units.

  (a)
  Seller is the sole legal and beneficial owner of the Retained Units and has exclusive occupation of the Retained Units. Seller owns good and marketable title to the Retained Units. No third party has any rights with respect to the Retained Units which are in conflict with or superior to the rights of Buyer as set forth in Articles 6.14 and 6.16 hereof or as set forth in the Co-Owners Regulations, other than for Permitted Encumbrances.

  (b)
  There is no dispute, claim, action, demand or complaint which is outstanding or threatened in respect of the Retained Units or any part thereof.

  (c)
  The current use of the Retained Units as well as of the land and buildings adjacent to the Retained Units is a lawful use under all relevant municipal, cantonal and federal planning and administrative legislation, and Seller is not aware of any outstanding or pending orders, notices or other requirements of any authority which may adversely affect the existing use of the Retained Units.

  (d)
  No development, alterations, extensions or other improvements have been carried out in relation to any part of the Retained Units which are unlawful or have been carried out without all necessary consents, approvals, orders, permits and permissions.

  (e)
  There are no resolutions, proposals, orders or acts made for the compulsory acquisition or change in approved use of any part of the Retained Units.

  (f)
  The persons listed in Schedule 5.9(g)(i) have no actual knowledge (whereby it is understood that such persons have no duty of independent verification) of a fact that, as they actually know, would prevent Buyer from obtaining the necessary approvals from the competent public authorities to implement the modifications to the Retained Units as set out in Schedule 5.9(g)(ii).

        5.9B    Building 120.

  (a)
  Seller is the sole legal and beneficial owner of the Building 120 and has exclusive occupation of the Building 120. Seller owns good and marketable title to the Building 120. No third party has any rights with respect to Building 120 which are in conflict with or superior to the rights of Buyer as set forth in Article 6.18 here, other than for Permitted Encumbrances.

  (b)
  There is no dispute, claim, action, demand or complaint which is outstanding or threatened in respect of the Building 120 or any part thereof.

  (c)
  The current use of the Building 120 as well as of the land and buildings adjacent to the Building 120 is a lawful use under all relevant municipal, cantonal and federal planning and administrative legislation, and Seller is not aware of any outstanding orders, notices or other requirements of any authority which may adversely affect the existing use of the Building 120.

  (d)
  No development, alterations, extensions or other improvements have been carried out in relation to any part of the Building 120 which are unlawful or have been carried out without all necessary consents, approvals, orders, permits and permissions.

  (e)
  There are no resolutions, proposals, orders or acts made for the compulsory acquisition or change in approved use of any part of the Building 120.

        5.10    Ancillary Assets.    The Ancillary Assets include all material assets (other than working capital) and rights necessary for, and are currently suitable and sufficient in quantity, quality and condition to enable Buyer to do, all of the manufacturing of the Products as contemplated by the Toll Manufacturing Agreement, when used in association with the other Acquired Assets, and by the Transaction Agreements. Buyer understands that for being fully operational as contemplated by the Transaction Agreements, the transition project as described in the Technical Services Agreement must have been implemented, which will only happen subsequent to Closing. Nevertheless, as of the Closing Date, the status of the transition project will be such that Buyer is in a position to timely do toll manufacturing without any extraordinary efforts, cost or liability to any person.

        5.11    Compliance.    Seller is not aware of any facts or circumstances presently existing which may reasonably give rise to any alleged violation of the legal requirements for manufacturing the Products at the Real Property. Seller has furnished to Buyer accurate and complete copies of specific governmental notices of inspections and observations during the past two years, including without limitation FDA Form 483 and FDA Establishment Inspection Reports (EIRs).

        5.12    Consents.    Attached hereto as Schedule 5.12 is a list of all consents and approvals which have not yet been obtained, but are required with respect to implementing this Agreement. There are no additional consents or approvals needed from anyone (e.g., governmental agency, third party, shareholders, Board, customers, vendors, owner of intellectual property, etc.) in order for Seller to enter into this Agreement and for Seller to perform the obligations contemplated by this Agreement to be performed by Seller.

        5.13    Contravention.    Neither the execution, delivery, or performance of this Agreement or of the Transaction Agreements will directly or indirectly cause Seller to be in contravention of or conflict with any other obligation of Seller.

        5.14    Absence of Material Adverse Change.    During the past two years, there has been no Material Adverse Change in the operation of the Business, or in the nature and condition of the Acquired Assets, or in the composition, qualifications, and productivity of the Transferred Employees. The persons listed in Schedule 5.9(g)(i) have no actual knowledge (whereby it is understood that such persons have no duty of independent verification) of a fact that, as they actually know, is reasonably likely to result in a Material Adverse Change during the next two years, other than described in Schedule 5.14.

        5.15    Full Disclosure.    Seller has fully disclosed to Buyer all material relevant information concerning the Acquired Assets and the Transferred Employees, which disclosures have been materially accurate and complete, and which disclosures have not contained any materially untrue statements of material fact or omitted to state material facts required to be stated therein in order to make such statements not misleading.

        5.16    Confirmation of the Buyer.    Buyer confirms that as of the signing of this Agreement, the persons listed in Schedule 5.2 have no actual knowledge (whereby it is understood that such persons have no duty of independent verification) of facts which are contrary to Seller's representation and which adversely affect the Acquired Assets; provided, however, this confirmation does not apply to any facts that are actually known to the person's listed in Schedule 5.9g(i) (whereby it is understood that such person have no independent duty of verification).

        5.17    Capital Increase by Transfer of Assets (Sachübernahmekapitalerhöhung).    Buyer represents and warrants that, shortly before the date hereof, Buyer's quota holders' meeting approved an increase of Buyer's capital and Buyer's management filed for registration of such capital increase with the competent commercial register, and that the transaction set forth herein has been properly disclosed as an intended acquisition in kind (beabsichtigte Sachübernahme) in the capital increase documentation filed with the commercial register.

ARTICLE 6

COVENANTS AND AGREEMENTS

        6.1    Books and Records; Cooperation.    Seller shall, upon request of Buyer, deliver copies or, where no longer needed by Seller or where reasonably needed by Buyer, originals of all books and records, documents and other information, in whatever form, relevant to the Acquired Assets and the Transferred Employees, to Buyer at any time during the term of this Agreement. Seller shall permit Buyer to inspect books, records and documentation in relation to the Acquired Assets when and as reasonably required by Buyer. To the extent that the books and records, documents and other information relate partially to Seller's assets and contracts other than the Acquired Assets and Transferred Employees, Seller shall provide Buyer excised portions of such information. This Article also covers Seller's duty to provide to Buyer, at any time during the duration of this Agreement upon Buyer's request, copy of the Regulatory Documentation, including the Registrations and all quality and safety related documentation, that may be required to obtain or maintain all necessary licences from authorities to operate the Acquired Assets.

        6.2    Transferred Employees.

  (a)
  Seller shall use its best efforts to cause all the employees of Seller listed on Schedule 6.2(a)(i) (the "Transferred Employees") to remain employed with Seller until the Closing in accordance with the provisions of Article 6.2(b) below, and to be transferred to Buyer upon Closing, with retroactive effect as of 1 January 2008. Seller and Buyer will jointly inform the Transferred Employees by letter and seek for their consent as per the letter attached hereto as Exhibit 6.2(a) ("Employment Transfer Letter Agreement").

The documents referred to in Schedule 6.2(a)(i), Schedule 6.2(a)(ii), and Schedule 6.2(a)(iii) to which reference is made in Article 5.4 of this Agreement, were handed over by the Seller to Buyer's Swiss counsel at the signing of this Agreement.

  (b)
  Attached hereto as Schedule 6.2(b) is a listing of all employment agreements, employment regulations, collective employment agreements, employment handbook and any other policies and practices, which constitute the employment agreement terms for the Transferred Employees (the "Seller's Employment Terms").

In connection with the transfer of the Transferred Employees, Buyer and Seller will offer to each of the Transferred Employees the Employment Transfer Letter Agreement attached hereto as Exhibit 6.2(a), that their employment agreements be transferred to Buyer upon the Closing, with retroactive effective as of 1 January 2008, on terms which are substantially the same as the Seller's Employment Terms in particular as far as the accrued holiday and overtime entitlements and the term of service are concerned, with the exceptions of certain guidelines and internal rules of Arena as described in the Employment Transfer Letter Agreement (the "Buyer's Employment Terms"). For the avoidance of doubt, nothing contained in this Agreement shall prevent Buyer from amending the terms and conditions of the employment with the Actual Transferred Employees following the Closing, in accordance with the applicable provisions of the contractual and statutory provisions applicable to the said employment and subject to the provisions set forth in Article 6.2(g) hereof, whereby it is understood that no amendment shall be made that imposes a financial burden on Seller.

        Seller shall be responsible for complying with all obligations under applicable law concerning the Transferred Employees with respect to the transactions contemplated by this Agreement prior to the Closing. Seller shall send a notification and/or consult with the Transferred Employees with respect to the transactions contemplated by this Agreement prior to the signing of this Agreement or the Closing. Immediately following execution of this Agreement, Seller shall procure all information and shall perform all consultation processes pursuant to applicable law, any collective bargaining, company-wide collective agreement, shop, trade union, recognition, work council or other similar agreement, undertaking or practice in order to fully and properly inform and consult with the Transferred Employees. A complete copy of the collective bargaining agreement dated 13 July 2007 entered into by Seller and as in force at the time of signing this Agreement has been provided to Buyer. Buyer shall, until 31, December 2008, comply with the terms of such collective bargaining agreement, to the extent applicable to the Actual Transferred Employees. Seller hereby agrees to timely inform Buyer of any proposed amendments or prolongations to any collective employment agreement applicable to any of the Actual Transferred Employees, and Seller agrees to not agree to any such amendments or prolongations without Buyer's prior written consent, which consent shall not be unreasonably withheld.

  (c)
  Buyer shall be responsible for all employer liabilities in connection with any Actual Transferred Employee (including any wages, social security contributions, pension plan payments and amounts due under any of Buyer's employee benefit plans) accruing after the Closing, it being understood, however that a possible claim of Buyer for Seller's breach of representations and warranties under Article 5.4 of this Agreement shall hereby remain reserved. Buyer shall indemnify and hold harmless Seller from and against all loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, legal expense, professional expense, and related costs that are suffered and/or incurred by Seller arising directly from, or as a direct result of, any claims made by any Actual Transferred Employee for any employer liabilities to be borne by Buyer according to the preceding sentence of this Article 6.2(c), subject to the possible claim of Buyer for Seller's breach of the representations and warranties under Article 5.4 of this Agreement. To the extent not explicitly set forth otherwise in this Article 6.2, the provisions set forth in Article 7.2 shall apply mutatis mutandis to this Article 6.2(c).

With regard to holiday, overtime, bonus and other similar entitlements accrued by the Actual Transferred Employees up to two days prior to the Effective Date, as well as seniority gifts (Dienstaltersgeschenke) and leave gifts at regular retirement (Austrittsgeschenke bei ordentlicher Pensionierung) payable within the next five years from the Effective Date, pursuant to the documents referred to in Schedule 6.2(a)(iii), as well as for any holiday, overtime, bonus and similar entitlements accrued or otherwise applicable for services rendered by the Actual Transferred Employees up to the Closing, Seller shall compensate Buyer at the Closing Date as set forth in Schedule 6.2(c). Any possible claims of Buyer under Seller's representations and warranties relating to the Actual Transferred Employees remain reserved.

  (d)
  Seller shall be responsible for all employer liabilities in connection with (i) any Actual Transferred Employee (including any wages, social security contributions, pension plan payments and amounts due under any employee benefit plans) accruing up to and including the Closing, (ii) any employees of Seller or of any of Seller's or Siegfried Holding's affiliates, which employees are not Actual Transferred Employees. Seller shall indemnify and hold harmless Buyer from and against all loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, legal expense, professional expense, and related costs that are suffered and/or incurred by Buyer arising directly from, or as a direct result of, any claims made by any Actual Transferred Employees or other employees which are not Actual

    Transferred Employees for any employer liabilities to be borne by Seller according to the preceding sentence of this Article 6.2(d), it being understood, however, that a possible claim of Buyer for Seller's breach of the representations and warranties under Article 5.4 of this Agreement shall hereby remain reserved. To the extent not explicitly set forth otherwise in this Article 6.2, the provisions set forth in Article 7.2 shall apply mutatis mutandis to this Article 6.2(d).

  (e)
  Seller and Buyer shall take all steps within their control to procure that Buyer and Seller's pension fund enter into a customary accession agreement which provides for the accession of Buyer to Seller's pension fund to ensure that the Actual Transferred Employees remain ensured in the pension fund and that, immediately after the moment of the transfer of an Actual Transferred Employee from Buyer to Seller, such Actual Transferred Employee has the same pension fund entitlement as before the transfer. Such agreement should be entered into within 30 days after the Closing and have retroactive effect as per the transfer of the Transferred Employees. Any future transfer to a pension plan set up by Buyer shall be made in accordance with the partial liquidation regulations of Seller's pension plan then in place. The accession agreement shall provide for the possibility of termination as per the end of a calendar year with a termination period of six months. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against all Damages that are suffered or incurred by Buyer arising from, or as a result of, (a) any underfunding of Seller's pension plan and/or (b) a reduction in the assets attributable to Buyer's employees, as determined under IAS 19, in either case resulting as a consequence of a partial liquidation resulting from a decision (i) of Seller and/or (ii) of Seller' pension fund requesting Buyer and the Actual Transferred Employees and/or any new employees of Buyer, respectively, to leave Seller's pension fund.

  (f)
  The Parties shall take all steps within their control to procure that the Transferred Employees consent to the transfer of their employment relationship from Seller to the Buyer at the Closing with effect as of 1 January 2008 as set forth in Article 6.2(b) above.

  (g)
  From the Closing and continuing so long as the Toll Manufacturing Agreement described in Article 6.7 remains in full force and effect and is materially complied with by Seller, Buyer undertakes in relation to the Actual Transferred Employees:

  (i)
  to continue to offer employment to the Actual Transferred Employees, subject to the continued satisfactory performance by the Actual Transferred Employees, and to Buyer's business needs, at terms and with benefits that are consistent with applicable law;

  (ii)
  to use reasonable efforts to establish employee practices and policies for the Actual Transferred Employees which are reasonably comparable in general to the Seller's Employment Terms, subject to Buyer's Employment Terms and to any further amendments as Buyer may deem appropriate from time to time and implement subsequent to the Closing in accordance with the applicable provisions of the contractual and statutory provisions;

  (iii)
  to require that the Actual Transferred Employees comply with the safety, health and environment regulations which are in force or will be in force pursuant to Article 6.10;

  (iv)
  to require that the Actual Transferred Employees will observe confidentiality agreements protecting confidential data of both Buyer and Seller;

  (v)
  to consult with Seller before terminating any of the employment agreements with the Actual Transferred Employees; and

    (vi)
    to use diligent efforts to replace any of the Actual Transferred Employees whose employment is terminated with a new employee of similar qualifications, if Buyer determined it has a need for such a replacement employee.
  (h)
  From the Closing and continuing for the later of five years thereafter or for so long as the Toll Manufacturing Agreement remains in full force and effect, Seller undertakes in relation to the Actual Transferred Employees:

  (i)
  to encourage and recommend that each Actual Transferred Employee stay employed with Buyer;

  (ii)
  in the event of any termination of employment of one or more of the Actual Transferred Employees, to assist the Buyer in identifying and recruiting suitable comparable replacement employees for Buyer to hire, as provided in and subject to the Technical Services Agreement; and

  (iii)
  to provide to Buyer customary services to perform the tasks of a "human resource department," as further described in and subject to the Technical Services Agreement.

        6.3    Further Assurances.    Following the Closing, Seller and Buyer will execute and deliver such additional instruments, documents, conveyances or assurances, and take such other actions as shall be necessary, or otherwise reasonably requested by Seller or Buyer, as applicable, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

        6.4    Real Property Deed.    At or before the Closing, Buyer and Seller have signed the Real Property Deed, in the form attached hereto as Exhibit 6.4.

        6.5    Technical Services Agreement.    At the Closing, Buyer and Seller shall sign the Technical Services Agreement in the form attached hereto as Exhibit 6.5.

        6.6    API Manufacturing Agreement.    At the signing of this Agreement, Buyer and Seller have entered into the API Manufacturing Agreement attached hereto as Exhibit 6.6 concerning long term toll manufacturing by Seller for Buyer, which agreement shall only be effective upon the Closing.

        6.7    Toll Manufacturing Agreement.    At the Closing, Buyer and Seller shall sign the Toll Manufacturing Agreement in the form attached hereto as Exhibit 6.7 concerning toll manufacturing by Buyer for Seller.

        6.8    Quality Agreement.    At the signing of this Agreement, Buyer and Seller shall have entered into the Quality Agreement attached hereto as Exhibit 6.8.

        6.9    [Intentionally deleted]

        6.10    Undertaking and Agreement in relation to the Use and Operation of Acquired Assets.    Buyer undertakes to comply at all times with reasonable and appropriate safety, health and environmental standards and to adhere to safety, health and environmental standards of Seller to the extent required by applicable law and regulations. Buyer further undertakes to only produce products and use substances in respect of which Buyer can demonstrate that their production, use and handling on site is and will be in compliance with reasonable and appropriate safety, health and environmental standards as well as with applicable laws and Permits.

        6.11    Maintenance and Capital Investments.

  (a)
  So long as the Toll Manufacturing Agreement remains in force and effect, Buyer undertakes to maintain the Acquired Assets and make replacement investments at all times (i) consistently and in line with applicable law, (ii) consistently and in line with industry practice and (iii) as required by Buyer's technical, safety, health and environmental standards.

  (b)
  Schedule 6.11(b) contains items of the current capital expenditure program of 2008 which Buyer agrees to complete and to pay for as specified on said Schedule.

        6.12    Insurance.    Seller undertakes to maintain and insure all assets not expressly forming part of the Acquired Assets, including all assets in or for common use. Seller further undertakes to keep appropriate insurance cover for all property and assets in Seller's care, custody or control. The premiums and costs shall be shared among the Parties on an equitable basis in relation to their interests in the insured assets. The real property insurance will be maintained by Seller, insuring Seller and Buyer each for their respective ownership interest in the Real Property, the Retained Units and the related common areas. Buyer undertakes to maintain and insure all Acquired Assets and to maintain appropriate insurance cover for all Acquired Assets, except to the extent insured by Seller. The further details for describing the nature and amounts of said insurance policies, and the allocation of the costs for such insurance policies, are set forth in Schedule 6.12.

        6.13    Environmental.    Buyer and Seller agree that in relation to any pollution or contamination in, on or above the land or the building floors of the Real Property or the Retained Units or building 120 that have been existing before the Closing (including for the sake of clarity any pollution or contamination with asbestos), Seller shall be solely and exclusively liable for the payment of any investigation expenses (except those investigation expenses incurred by Buyer within the course of the preparation of this Agreement) or of any excavation, depollution or sanitation costs, and for other damage and cost incurred by Buyer as a result of such pollution or contamination; provided however, notwithstanding the foregoing, if there is a pre-Closing pollution or contamination which is legally permissible to remain "as is" but which is later legally required to be removed or remedied because of construction work performed (or to be performed) on the Real Property by or on behalf of Buyer (or its successor), then Seller shall not be responsible for the costs and expense for such a removal or remedy, except to the extent such cost or expense is required to be incurred under the Toll Manufacturing Agreement. It is understood that only such substances may be regarded as pollution or contamination that today are recognized as a pollution or contamination by Swiss environmental laws (but including asbestos).

        In the event of any new pollution or contamination in, on or above the land or the building floors of the Real Property or of the Retained Units or building 120 being created after the Closing, liability shall extend exclusively to the party causing or being otherwise responsible for such pollution—e.g. based on art. 55 CO—(the "Polluter"), and any and all cost of remediation to be undertaken upon order of the competent authority or upon unilateral but reasonable request of either Party shall be borne by the Polluter. If more than one party is a Polluter, then such Polluters shall share in the liability to third parties and in any remediation cost in accordance with their contribution in the causation of the liability or cost and, if applicable, in accordance with their responsibility on other grounds—e.g. based on art. 55 CO.

        To the extent responsibility for any new pollution or contamination created after the Closing cannot be attributed to a Party as set forth in this Article, liability to third parties or public entities and cost for remediation shall be attributed to the Parties in an equitable manner.

        Seller further covenants that it will not store on the Real Property or on the Retained Units any highly potent compounds such as steroids (androgens or estrogens), beta-lactams, cyclosporins or other similar compounds that can potentially contaminate Buyer's products.

        6.14    Right of First Refusal of Buyer for Retained Units.    For a period of twenty-five (25) years from the Closing, Buyer shall have a one (1) month right of first refusal ("Vorkaufsrecht") according to art. 216 CO as further specified in the Real Property Deed in relation to any or all of Seller's Retained Units, exercisable at the price, terms, and conditions which Seller proposes for sale any or all of such Retained Units to any third party buyer (collectively called the "Offer Terms"). If Buyer decides to purchase at the Offer Terms, Buyer must give written notice of acceptance within one (1) month after

Buyer's receipt of the Offer Terms, whereupon a purchase and sale agreement will be entered into and consummated within three (3) months after Buyer's receipt of the Offer Terms. The purchase agreement shall contain and be consistent with the Offer Terms. If Buyer does not so exercise and complete a purchase, then Seller will be free to sell the Retained Unit(s) having been subject to the Offer Terms to a third party at price, terms and conditions not more favourable to the third party buyer than the Offer Terms within one (1) year following the date of Buyer's receipt of the Offer Terms. If Seller proposes to sell the said Retained Unit(s) on terms more favourable to the third party buyer (when considered in the entirety) than the terms of the Offer Terms, then Buyer's right of first refusal as described above will be applicable at such more favourable terms. If the Offer Terms include a non-monetary consideration, then said non-monetary consideration shall be translated into a monetary consideration. If no agreement on such translation can be found, a third party expert, which has been selected by mutual agreement, shall be mandated to translate the non-monetary consideration into a monetary consideration. If no agreement on the third party expert can be found, the expert shall be designated by the president of the Swiss Institute of Certified Accountants and Tax Consultants or its successor organisation. This right of first refusal shall be entered ("vorgemerkt werden") in the real property register relating to each of the Retained Units. This right of first refusal shall not be triggered in the event of a sale or transfer of any or all of the Retained Units to an Affiliate of Seller. This right of first refusal will be binding on any third party purchaser so long as Buyer (or its Affiliate) continues to own or lease (under a Sale Leaseback) the Real Property during said 25-years period. The right of first refusal must be exercised for all Retained Units proposed for sale at the same time for the same person.

        6.15    Right of First Refusal of Seller for Real Property.

  (a)
  For a period of twenty-five (25) years from the Closing, Seller shall have a one (1) month right of first refusal ("Vorkaufsrecht") according to art. 216 CO as further specified in the Real Property Deed in relation to any or all units forming part of the Real Property, exercisable at the price, terms and conditions which Buyer proposes for sale to any third party buyer (the "Offer Terms"). If Seller decides to purchase at the Offer Terms, Seller must give written notice of acceptance within one (1) month after Seller's receipt of the Offer Terms, whereupon a purchase and sale agreement will be entered into and consummated within three (3) months after Seller's receipt of the Offer Terms. The purchase agreement shall contain and be consistent with the Offer Terms. If Seller does not so exercise and complete a purchase, then Buyer will be free to sell to a third party at price, terms, and conditions not more favourable to the third party buyer than the Offer Terms within one (1) year following the date of Seller's receipt of the Offer Terms. If Buyer proposes to sell on terms more favourable to the third party buyer (when considered in the entirety) then the terms of the Offer Terms, then Seller's right of first refusal as described above will be applicable at such more favourable terms. If the Offer Terms include a non-monetary consideration, then said non-monetary consideration shall be translated into a monetary consideration. If no agreement on such translation can be found, a third party expert, which has been selected by mutual agreement, shall be mandated to translate the non-monetary consideration into a monetary consideration. If no agreement on the third party expert can be found, the expert shall be designated by the president of the Swiss Institute of Certified Accountants and Tax Consultants or its successor organisation. This right of first refusal shall be entered ("vorgemerkt werden") in the real property register. This right of first refusal shall not be triggered in the event of a sale or transfer from Buyer to an Affiliate of Buyer. This right of first refusal will be binding on any third party purchaser so long as Seller (or its Affiliate) continues to own a condominium unit in Building 121 during said 25-years period. The right of first refusal must be exercised for all Real Property units proposed for sale at the same time for the same person.

  (b)
  For a period of twenty-five (25) years from Closing, Seller shall have a one (1) month right of first refusal ("Vorkaufsrecht") in analogy to art. 216 CO in relation to those certain items of Technical Equipment and Other Personal Property listed on Schedule 6.15(b) ("Right of First Refusal Property") and in relation to the equipment purchased after Closing that serve as a replacement for the Right of First Refusal Property, exercisable at the price and only with respect to the specific Right of First Refusal Property (and its replacements) which Buyer proposes for sale to any third party buyer. If said proposed sale includes a non-monetary consideration offered by the third party buyer, said non monetary consideration shall be translated into a monetary consideration. If no agreement on such translation can be found, a third party expert, which has been selected by mutual agreement, shall be mandated to translate the non-monetary consideration into a monetary consideration. If no agreement on the third party expert can be found, the expert shall be designated by the president of the Swiss Institute of Certified Accountants and Tax Consultants or its successor organisation. The right of first refusal shall not be triggered in the event of a sale or transfer to an Affiliate of Buyer. This right of first refusal will not be binding on any third party which purchases said assets after Seller has declined to exercise (be it explicitly or by not replying within the one month period) this right of first refusal. The right of first refusal must be exercised for all Technical Equipment and Other Personal Property proposed for sale at the same time for the same person.

  (c)
  In the event Buyer proposes for sale to any third party the sale of Real Property jointly with Technical Equipment and Other Personal Property (including replacements), and Seller would have a right of first refusal under subsections Articles 6.15 (a) and (b), then Seller may only exercise its rights of first refusal under Articles 6.15(a) and (b) with respect to both the Real Property and Technical Equipment and Other Personal Property (including replacements) (i.e., Seller cannot elect to purchase only the Real Property or Technical Equipment and Other Personal Property).

        6.15A    Sale and Leaseback.    Notwithstanding anything to the contrary, if Buyer sells the Real Property to a third party and simultaneously enters into a leaseback of the entire Real Property for a term of at least ten (10) years and continues to occupy the Real Property for at least said ten (10) years (a "Sale Leaseback"), then such Sale Leaseback shall not be considered a sale which triggers the first refusal rights set forth in Article 6.15. In the event of a Sale Leaseback, Buyer may also transfer to said third party the Technical Equipment and Other Personal Property (including replacements), and/or Buyer's purchase options under Articles 6.16 and/or 6.18. After any such Sale Leaseback, Seller retains its first refusal rights under Article 6.15 in case of a subsequent sale of the Real Property and/ or the Right of First Refusal Property (including replacements) (excluding a sale back to Buyer or its Affiliates), and Seller retains its buyback right under Article 6.19 and any third party purchaser in the Sale Leaseback shall be bound by and subject to the terms of Article 6.19.

        6.16    Purchase Option of Buyer for Retained Units.    For a period of ten (10) years from Closing, Buyer shall have the right to purchase all of Seller's Retained Units, exercisable at a price of CHF 15,000,000 (Swiss Francs fifteen million) plus Inflation Adjustment, all as further specified in the Real Property Deed. If such option is exercised, the purchase shall be completed upon the later of (i) the expiration of 24 months following the date of the written exercise notice and (ii) three years after the Closing, whereby Seller agrees to complete the purchase before the expiration of these periods if Seller vacates the Retained Units earlier. Seller will grant Buyer reasonable access to the Retained Unit to enable Buyer to start its planning process for any construction work it wish to perform. This right to purchase shall be entered ("vorgemerkt werden") in the real property register relating to each of the Retained Units, and shall be binding on any third party purchaser of all or parts of Building 121 or of any interest therein. Said purchase and sale transaction shall be implemented by a purchase and sale agreement which shall include the terms which are reasonably comparable to the representations and warranties set forth in Article 5.9A (except for Article 5.9A(f)) and the covenants set forth in Article 6.13; and Seller will also warrant therein that the Retained Units are free of all financial encumbrances, and any other encumbrances that materially impair the value of the Retained Units, and that the Retained Units are in good condition comparable to today's conditions and that there is no further damage beyond reasonable wear and tear. If Seller wishes to or will materially deviate from the representations, warranties, covenants or terms set forth above, such deviation shall be made, but there shall be a corresponding equitable reduction in the purchase price set forth above. The purchase option set forth in this Article 6.16 shall only apply for so long as the Buyer (or its Affiliate) occupies the Real Property by its own operation.

        6.17    Sale Option of Seller for Retained Units.    Upon serving 12 months written notice, Seller shall have the right to sell all of its Retained Units to Buyer, exercisable at a price of CHF 8,000,000 (Swiss Francs eight million) plus Inflation Adjustment, all as further specified in the Real Property Deed. This right is exercisable effective as of the fifth anniversary of the Closing and thereafter any time up to the 25th anniversary of the Closing. In the event of a sale or transfer of the Real Property to a third party, Buyer undertakes to impose Buyer's obligation under this Article upon such third party. Said purchase and sale transaction shall be implemented by a purchase and sale agreement which shall include the terms which are reasonably comparable to the representations and warranties set forth in Article 5.9A (except for Article 5.9A(f)) and the covenants set forth in Article 6.13; and Seller will warrant therein that the Retained Units are free of all financial encumbrances, and any other encumbrances that materially impair the value of the Retained Unit; and that the Retained Units are in good condition comparable to today's conditions and that there is no further damage beyond reasonable wear and tear. If Seller wishes to or will materially deviate from the representations, warranties, covenants or terms set forth above, such deviation shall be made, but there shall be a corresponding equitable reduction in the purchase price set forth above.

        Notwithstanding anything to the contrary, this Article 6.17 shall expire and be of no further force or effect in the event the Real Property is sold to Seller pursuant to Article 6.15 or if Seller does not exercise its right of first refusal within three (3) months after Seller's receipt of the Offer Terms (provided Buyer subsequently sells the Real Property in compliance with Article 6.15).

        6.18    Purchase Option of Buyer for Building 120.    For a period of ten (10) years from Closing, upon serving 24 months written notice, Buyer shall have the right to purchase Seller's Building 120, exercisable at a price of CHF 2,000,000 (Swiss Francs two million) plus Inflation Adjustment, all as further specified in the Real Property Deed. This right to purchase shall be entered ("vorgemerkt werden") in the real property register, and shall be binding on any third party purchaser. Said purchase and sale transaction shall be implemented by a purchase and sale agreement which shall include the terms which are reasonably comparable to the representations and warranties set forth in Article 5.9B and the covenants set forth in Article 6.13; and Seller will warrant therein that Building 120 is free of all financial encumbrances, and any other encumbrances that materially impair the value of Building 120; and that the Building 120 is in good condition comparable to today's conditions and that there is no further damage beyond reasonable wear and tear. If Seller wishes to or will materially deviate from the representations, warranties, covenants or terms set forth above, such deviation shall be made, but there shall be a corresponding equitable reduction in the purchase price set forth above. The purchase option set forth in this Article 6.18 shall only apply for so long as the Buyer (or its Affiliate) occupies the Real Property by its own operation.

        For a period of two (2) years from the date ownership in Building 120 is transferred based on the purchase option set forth herein, Seller shall have a one (1) month right of first refusal ("Vorkaufsrecht") according to art. 216 CO as further specified in the Real Property Deed in relation to the Real Property, exercisable at a price of CHF 2,000,000 (Swiss Francs two million) plus Inflation Adjustment (such adjustment starting from Closing), all as further specified in the Real Property Deed. This right of first refusal shall be entered ("vorgemerkt werden") in the real property register. This right of first refusal shall not be triggered in the event of a sale or transfer to an Affiliate of Buyer or a Sale Leaseback.

        6.19    Seller's Right to Buy Back the Real Property.    (a) Subject to Buyer meanwhile not having acquired the whole Building 121 (i.e. Buyer not having acquired all of Seller's Retained Units), and also subject to Seller (or its Affiliate) still owning any of the Retained Units in Building 121, Seller shall, upon having given 24 months written advance notice to Buyer, as from six months before the 25th anniversary of the Closing, have the right to buy back the Real Property at fair market price. In the event that Seller and the owner of the Real Property cannot agree, within 45 calendar days on a fair market price, such fair market price shall be determined by an independent real property valuation expert to be mutually appointed by Seller and the owner of the Real Property within 20 calendar days. In the event that Seller and the owner of the Real Property fail to timely agree on a real property valuation expert, such independent real property expert shall be appointed by the president of the Swiss Institute of Certified Accountants and Tax Consultants or its successor organisation. Upon appointment of the expert, the expert shall make and deliver the expert's price determination in writing to Seller and the owner of the Real Property as soon as the fair market price is determined. Before doing so, the expert shall have given both sides the fair opportunities to provide arguments and to comment on the arguments of the other side. The independent real property valuation expert's fair market price determination shall be binding upon Seller and the owner of the Real Property, subject only to manifest error. Seller and the owner of the Real Property undertake to equally share the fees and expenses of the independent real property valuation expert. The owner of the Real Property only represents and warrants that Building 121 will be free of encumbrances that materially impair the value of Building 121 as compared to today's conditions and that there is no further damage beyond reasonable wear and tear. This right to buy back is to be set forth in the Real Property Deed and shall be registered ("vorgemerkt werden") in the real property register relating to the Real Property.

        6.20    Community of Co-Owners ("Stockwerkeigentümergemeinschaft").    Buyer and Seller shall each delegate an equal number of authorized representatives into the meetings of the Community of Co-Owners. The rights and obligations of the Parties as the Co-Owners of the Real Property are dealt with in the Co-Owners Regulations (Stockwerkeigentümer-Reglement) which forms part of the Real Property Documentation.

        6.21    Lock-in for Share Consideration.    Seller will not, during the period from date of this Agreement through the third anniversary of the Closing, directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Common Stock of Arena ("Arena Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended) by Seller on the date of the Closing or hereafter acquired or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Arena Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Arena Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing. The lock-in described in the previous sentence shall not apply to transfers to an Affiliate of Seller who has agreed to the same lock-in terms as Seller in this Section 6.21. A legend evidencing this lock-in restriction will be placed on the stock certificate evidencing the Share Consideration. Seller represents that it does not beneficially own any Arena Common Stock as of the date of this Agreement (without giving effect to the Share Consideration), and that Seller has not hedged or otherwise sold short any Arena Common Stock. Nothing in this Agreement shall restrict Seller from purchasing additional shares of Arena Common Stock and to resell such additional shares. After the expiration of the three year's period referred to above, Buyer agrees to cooperate with Seller to have the legend attached to the share certificate removed, to the extent permitted.

        6.22    Reference to DMF.    In order to assist Buyer to obtain appropriate governmental approvals for manufacturing and selling products at the Real Property, Seller hereby grants to Buyer the right for Buyer to reference or otherwise incorporate and rely upon filings previously made by Seller to governmental agencies (such as the United States Food and Drug Administration, and Swissmedic), such as the "Drug Master File" and standard operating procedures used for manufacturing at the Real Property.

        6.23    Additional Assets.    After the Closing Date, if Seller or Buyer identify any assets in Seller possession which belong to the Acquired Assets but which Seller failed to transfer to Buyer at the Closing, Seller shall promptly transfer these assets to Buyer for no additional consideration.

        6.24    Cantonal Production Approval.    Seller agrees to pay for the costs, including any necessary changes to the Acquired Assets, which result from the requirements set forth in the Cantonal Operating Approval dated 16 July 2007. Seller further covenants to make all such changes prior to Closing.

        6.25    Service and Maintenance Agreements, Lease Agreements for Copiers.    Schedule 6.25 contains a list of service and maintenance agreements and of lease and service agreements for copiers, split into (i) agreements to be transferred to Buyer and (ii) agreements that need to be renegotiated because they provide for services related to both Seller's and Buyer's operations or cover both, copiers that are necessary for Seller's operations and copiers that are necessary for Buyer's operations. Seller and Buyer agree that the agreements referred to under (i) above shall be transferred from Seller to Buyer forthwith subsequent to Closing. For such transfer, the consent of the counterparties of such contracts is required. Further, Seller and Buyer agree that the agreements referred to under (ii) above shall be renegotiated by Seller, Buyer and the counterparties of such contracts forthwith subsequent to Closing to achieve a proper split of the services or leases provided for under these agreements as necessary for the operations of the Parties, whereby the copiers shall be split as provided in Schedule 6.25. For the split, the consent of the counterparties of such contracts is required. For so long a counterparty does not consent to the transfer and/or split of the agreement concerned, Seller shall use its commercially reasonable efforts to make available to Buyer the services and deliveries to be made under the agreement concerned and Buyer shall reimburse Seller for the costs incurred by Seller under such agreement. Notwithstanding anything to the contrary in this Agreement, Buyer's only remedy towards Seller for damage caused by a counterparty that did not consent to the transfer and/or split of its agreement under this Article 6.25 shall be the assignment of any corresponding damage claim Seller may have against such counterparty to Buyer. Seller is entitled, but under no obligation to terminate any agreement which could not be transferred to Buyer. When terminating such agreements Seller shall forthwith inform Buyer when the terminated agreement ends.

        6.26    Financial Statements.    Although it is not expected to be needed, if Buyer reasonably determines that the U.S. Securities & Exchange Commission ("SEC") rules or agents require that Buyer include in Buyer's filings with the SEC certain financial statement information for Seller's operations of the Acquired Assets for the past three years ("Past Financials"), then Seller will cooperate with Buyer and Seller will furnish to Buyer in a timely manner such required Past Financials, including requesting and authorizing Seller's auditor to cooperate with Buyer's auditor for reviewing and auditing the Past Financials, if needed. Buyer hereby agrees to pay all reasonable costs incurred for Seller and Seller's auditor to furnish and audit the Past Financials.

        6.27    Roof; Warranties.    Within forty-five (45) days of the Effective Date, Buyer shall engage an independent contractor to inspect the roof of the Real Property. Buyer and Seller shall share equally in the cost of retrofitting the roof if any conditions that compromise the integrity of the roof are identified during such inspection. Seller and Buyer shall cooperate in asserting any right to pursue claims under a warranty relating to the Real Property, and any proceeds from such a claim shall be applied to the Real Property first, with any excess proceeds being allocated according to the value ratio set forth in the Real Property Documentation.

        6.28    Cost relating to addressing conditions identified by internal quality audits.    Seller and Buyer will cooperate to remediate the outstanding observations relating to product and personnel safety generated through Seller's internal audit process that are necessary to be remediated to allow the facility to manufacture both Products under the Toll Manufacturing Agreement. Seller has budgeted CHF 100,000 for 2008 to remediate these observations. Such costs are included in the calculation of standard costs for Products expected to be paid by Seller to Buyer under the Toll Manufacturing Agreement. Without limiting any other provision of this Agreement, Seller agrees to pay for any out of pocket costs incurred by Buyer in satisfactorily addressing these observations, to the extent Buyer's costs are not otherwise paid as part of the Standard Prices paid under the Toll Manufacturing Agreement.

        6.29    Land Registry Registration.    If for any reason the requisite registration in the Land Registry is not completed by February 1, 2008, then the Parties shall take all actions necessary or appropriate (i) to unwind the transactions contemplated by this Agreement, (ii) to rescind the purchase and sale transaction, (iii) to refund all consideration paid, (iv) to transfer back to Seller all of the Acquired Assets and (v) to transfer back the Actual Transferred Employees.

ARTICLE 7

INDEMNITY

        7.1    Indemnification by Seller and Indemnification by Buyer.    Seller and Siegfried Holding shall indemnify and hold harmless Buyer from and against all Damages that are suffered or incurred by Buyer arising directly from, or as a direct result of, any breach of a representation or warranty, or covenant by Seller set forth in this Agreement. Buyer and Arena Pharmaceuticals, Inc. ("Arena") shall indemnify and hold harmless the Seller from and against all Damages that are suffered or incurred by Seller directly from, or as a direct result of any breach of a representation, warranty or covenant by Buyer set forth in this Agreement. As used herein, the term "Damages" is the amount required to put Buyer or Seller in the same position as if the breach had not occurred; and such Damages include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, legal expense, professional expense, and related costs.

        7.2    Response to Indemnity Claim.    In the event that Buyer asserts any indemnification claim against Seller or Siegfried Holding, and in the event that Seller asserts any indemnification claim against Buyer or Arena, in each case pursuant to Article 7.1, such indemnification claim shall be submitted to Seller or, as the case may be, to Buyer in writing, together with an explanation of the basis for the indemnification claim and the estimated amount of the indemnification claim (if such an estimate can reasonably be made) (the "Indemnity Claim Notice"). The Parties expressly waive all examination and notification requirements under art. 201 CO. The Parties shall cooperate with each other, and use good faith efforts, to take all reasonable actions to endeavor to mitigate the Damages and to resolve any disputes concerning the indemnification claim. If the Parties are unable to mutually resolve any such disputes within forty (40) days after delivery of the Indemnity Claim Notice, the disputes shall be resolved in accordance with the arbitration procedures set forth in Article 8.10 hereof. If the indemnification claim involves a claim by a third party (as distinguished from a claim by Buyer or Seller), Seller or, as the case may be, Buyer shall have the first right to assume the defense of such third party claim, at Seller's or, as the case may be, Buyer's sole expense. If Seller or, as the case may be Buyer, does not promptly so assume the defense of such third party claim, then Buyer or, as the case may be, Seller may do so at its/their reasonable expense, retaining the right to recover such expenses as an indemnification claim.

        7.3    Threshold Level.    Notwithstanding anything to the contrary contained in this Article 7, Seller and Siegfried Holding on the one hand and Buyer and Arena on the other hand shall have no obligation to pay for any indemnification claim arising from a breach of a representation or warranty, unless and until the aggregate cumulative amount of such claims exceed the amount of CHF 200,000 (the "Threshold Level"). If and when the aggregate of such claims exceeds the Threshold Level, then Seller and Siegfried Holding or, as the case may be, Buyer and Arena shall be obligated for all of such indemnity claims, including the Threshold Level amount.

        7.4    Indemnification Cap.    Subject to the exceptions in the second sentence hereof, Seller and Siegfried Holding on the one hand, and Buyer and Arena on the other hand, shall not be required to make any indemnification payments pursuant to this Agreement in the aggregate cumulative amounts exceeding CHF 5 (five) million (the "Indemnification Cap"). The Indemnification Cap shall not be applicable to any indemnification claims arising from (i) Seller's or Siegfried Holding's or, as the case may be Buyer's or Arena's, intentional or fraudulent misrepresentation, (ii) Seller's or Siegfried Holding's or, as the case may be Buyer's or Arena's, willful breach of any covenant or obligation of the Seller or Buyer or Arena respectively, (iii) any defect in title to any of the Acquired Assets or any problem with conveying unencumbered good title to the Acquired Assets, (iv) any third party's claims to any of the Acquired Assets, (v) Seller's breach of any of the representations and warranties set forth in Article 5.1, Article 5.5, Article 5.8(a), Article 5.9(a)-(e) or Article 5.11, and any breach of the covenants set forth in Article 6.2(c), Article 6.2(d) and Article 6.13.

        7.5    Indemnity Offset.    Buyer and Seller shall be entitled to set-off as provided by the applicable law.

        7.6    Time Limitations.    Buyer on the one hand and Seller on the other hand shall not be entitled to assert any indemnification claim for a breach of a warranty or representation under Article 5 unless it is first asserted in writing in accordance with Article 7.2 within the relevant warranty period specified in the relevant section of Article 5. Once an Indemnity Claim Notice is timely submitted in accordance with this Article, the subject claim shall be processed to conclusion even though time goes beyond the relevant warranty period. The provisions of art. 210 CO are hereby waived and replaced by the above.

ARTICLE 8

MISCELLANEOUS

        8.1    Assignment.    This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Parties, which consent shall not be unreasonably withheld. Any purported assignment in violation of the preceding sentence shall be void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        8.2    Expenses.    Except as otherwise specified in this Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement, including, without limitation, attorneys' fees and other expenses related to the preparation and execution of this Agreement and any Transaction Agreement and the completion of this Agreement and any Transaction Agreement. All of the notary cost for the parceling, the formation of the condominium-principled co-ownership units (Stockwerkeigentums-Einheiten) in relation to the Real Property Deed and any real property transfer Tax shall be equally shared between Seller and Buyer.

        8.3    Confidentiality.    During the term of this Agreement the Parties shall, and shall cause their employees, representatives and advisors to, maintain in confidence the content of this Agreement and the Ancillary Agreements, subject always to the Parties' legal or regulatory obligations for disclosure.

        8.4    Public Announcement Pertaining to this Agreement and the Transaction Agreements.    Buyer and Seller shall consult before issuing media releases or otherwise making any public statements, and they shall not issue any such media release or statement without the prior approval of the other, except it being understood that the Parties shall be free to timely comply with legal and/or regulatory disclosure requirements (in particular with requirements of the stock exchanges where a Party is listed) without the prior approval from the other Party, in which case such Party shall immediately inform the other Party of such disclosure requirements and of the contents of the planned disclosure. The Parties have agreed on a media release regarding the Transaction prior to the signing of this Agreement.

        8.5    Severability.    Each of the provisions contained in this Agreement shall be severable, the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement, and to the greatest extent legally possible, effect shall be given to the intent manifested by any provision held invalid or inoperative.

        8.6    Amendment.    This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto.

        8.7    Waiver.    The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

        8.8    Governing Law.    This Agreement and all documents related thereto shall be governed by the laws of Switzerland, excluding the United Nations Convention on the International Sales of Goods, except if otherwise stated in writing in any such related document.

        8.9    Term of this Agreement.    This Agreement is firm for a period expiring at the 25th anniversary of the Closing, except to the extent otherwise agreed in writing by the Parties and except to the extent it becomes redundant before.

        8.10    Arbitration; Venue.    Any and all disputes arising under this Agreement shall be finally settled by arbitration (1) if it is an international arbitration, under the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce or, (2) if it is an internal arbitration, under the Arbitration Rules of the Zurich Chamber of Commerce, each in force on the date when the notice of arbitration is submitted. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich and English shall be the language of the arbitration. If disputes are arising at the same time out of or relating to two or more agreements connected to this Agreement, the same arbitrators will be appointed in all cases. The party who prevails in any arbitration shall also be awarded its reasonable attorneys fees incurred in connection with the arbitrated dispute in line with the degree of its prevailing as determined by the arbitrators. Notwithstanding the foregoing, either Party may seek interim or conservatory measures from any competent judicial authority.

        8.11    Counterparts; Language.    The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original. This Agreement in the English language shall be the controlling text in as far as allowable under applicable law. Execution and delivery of this Agreement may be evidenced by facsimile telecopier transmission of a signed copy of this Agreement.

        8.12    Notices.    All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile (with request for assurance of receipt in a manner typical with respect to communications of that type) or by registered mail or overnight courier, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile; or (c) upon receipt if delivered through registered mail or courier service.

        Notices shall be addressed as follows:

        If to Seller, to:

    Siegfried Ltd.
    Untere Brühlstrasse 4
    4800 Zofingen

        With copy to:

    Siegfried Holding Ltd.
    CFO
    Untere Brühlstrasse 4
    4800 Zofingen

        If to Buyer, to:

    Arena Pharmaceuticals, Inc.
    Attention: General Counsel
    6166 Nancy Ridge Drive
    San Diego, CA 92121
    U.S.A.

        With copy to:

    Martin Weber
    Schellenberg Wittmer
    Loewenstrasse 19
    Post Office Box 1876
    CH—8021 Zurich
    Switzerland

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

[REMAINDER OF THE PAGE LEFT IN BLANK INTENTIONALLY]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Seller:
Siegfried Ltd.
By:	/s/ DOUGLAS C. GÜNTHARDT
Name:	Douglas C. Günthardt
Title:	CEO
By:	/s/ RICHARD SCHINDLER
Name:	Richard Schindler
Title:	CFO
Buyer:
Arena Pharmaceuticals GmbH
By:	/s/ MARTIN WEBER
Name:	Martin Weber
Title:	Managing Director

        The undersigned Arena Pharmaceuticals, Inc., hereby agrees to be bound by the terms of Articles 3.1 and 3.2 to issue the Share Consideration and to be also bound by other terms of this Agreement relevant to it, in particular, without limitation, to Articles 7 and 8, including in particular the arbitration clause pursuant to Article 8.10.

Arena Pharmaceuticals, Inc.
By:	/s/ ROBERT E. HOFFMAN
Name:	Robert E. Hoffman
Title:	VP, Finance and CFO

        The undersigned Siegfried Holding AG, hereby agrees to be bound by terms of this Agreement relevant to it, in particular, without limitation, to Articles 7 and 8, including in particular the arbitration clause pursuant to Article 8.10.

Siegfried Holding AG
By:	/s/ DOUGLAS C. GÜNTHARDT	/s/ RICHARD SCHINDLER
Name:	Douglas C. Günthardt	Richard Schindler
Title:	CEO	CFO

SCHEDULE 1.1

DEFINITIONS

        "Acquired Assets" are defined in Article 2.1 and includes the Real Property, the Technical Equipment and Other Personal Property, and the Ancillary Assets.

        "Actual Transferred Employees" are defined in Article 2.2(b).

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

        "Agreement" shall mean this Asset Purchase Agreement (including its Schedules, but, for the avoidance of doubt, excluding the agreements referred to in the Exhibits), as amended, modified or supplemented from time to time.

        "Ancillary Assets" shall mean the items listed in Schedule 2.1(c).

        "Arena" means Arena Pharmaceuticals, Inc., a company organized under the laws of Delaware, USA, and listed on Nasdaq.

        "Arena Common Stock" is defined in Article 6.21.

        "Building 120" shall mean the building and land on plot number 3622.

        "Building 121" shall mean the building and land on plot number 3621.

        "Business" is defined in Article 2.3.

        "Buyer" means Arena Pharmaceuticals GmbH, a company organized under the laws of Switzerland with its registered office at c/o Siegfried Holding AG, Untere Brühlstrasse 4, 4800 Zofingen, Switzerland.

        "Buyer's Employment Terms" are defined in Article 6.2(b).

        "Cantonal Operating Approval" shall mean the cantonal plan approval and operating approval, dated 16 July 2007, issued by the Cantonal Department for Economy and Internal Affairs of the Canton of Aargau, relating to the modified use of Building 121, attached hereto as Schedule 4.2(a)(ii).

        "Cash Consideration" is defined in Article 3.1.

        "CC" means the Swiss Civil Code ("Schweizerisches Zivilgesetzbuch") as amended from time to time.

        "Closing" shall mean the date of consumption of this Agreement as stated in Article 4.1.

        "Closing Date" shall have the meaning ascribed to it in Article 4.1.

        "CO" means the Swiss Code of Obligations ("Schweizerisches Obligationenrecht") as amended from time to time.

        "Consent" shall mean any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person or under any law, in each case required to permit the consummation of any of the transactions contemplated hereby.

        "Co-Owners Regulations" shall have the meaning as ascribed to it in Article 6.20.

        "Damages" are defined in Article 7.1.

        "Days" mans calendar days unless otherwise specified.

        "Effective Date" means the date of this Agreement first above written.

        "Encumbrance" shall mean with respect to any of the Acquired Assets, any lien, mortgage, adverse ownership claim, restriction, pledge, security interest, easement, servitude, lease, right to use, other encumbrance, and/or any other third party rights.

        "Governmental Approval" shall mean any Consent of, with or from any Governmental Authority.

        "Governmental Authority" shall mean any federal, state, provincial or local government, quasi-governmental authority, or other political subdivision thereof; any entity, authority, instrumentality or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government, quasi-governmental authority or other political subdivision; and any supranational organization exercising such functions for any sovereign states, whether international, multinational, regional or otherwise.

        "Governmental Order" shall mean, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

        "Indemnification Cap" is defined in Article 7.4.

        "Indemnity Claim Notice" is defined in Article 7.2.

        "Inflation Adjustment" shall mean an adjustment of a base amount to be made as of the end of a specific multi year period after the Closing, such adjustment being the compounded amount of annual adjustments calculated as of January 1 of each year pursuant to the official Swiss consumer prices inflation rate published as of the end of the preceding calendar year with such compounded amount of annual adjustments, but capped at the amount resulting if the annual inflation rate over the considered period had been 3 per cent annually.

        "Material Adverse Change" shall mean a change in facts and circumstances which had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Acquired Assets or the prospects for the business operations to be conducted with the Acquired Assets.

        "Offer Terms" is defined in Article 6.14 and in Article 6.15(a).

        "Parties" means Seller and Buyer, which may individually be referred to herein as a "Party"

        "Permits" shall mean licenses, consents, approvals, permits and other Governmental Approvals.

        "Permitted Encumbrance" shall mean exclusively easements, encroachments, restrictions of way, servitudes or other restrictions valid by virtue of law or registered in the real property register or to be registered based on the Real Property Documentation, as well as zoning, building and other similar public law restrictions.

        "Person" shall mean an individual or a legal entity or a quasi-legal entity such as a partnership.

        "Polluter" is defined in Article 6.13.

        "Products" shall mean those products described in Exhibit 6.7 (Toll Manufacturing Agreement) to be manufactured by Buyer.

        "Purchase Price" is defined in Article 3.1.

        "Real Property" is defined in Article 2.1(a).

        "Real Property Deed" is defined in Article 6.4 and shown as Exhibit 6.4.

        "Real Property Documentation" shall include the Real Property Deed, the Co-Owners Regulations, and the parcelling of the original property.

        "Registrations" shall mean the product registrations currently held by Seller relating to the Products, issued by the Governmental Authorities.

        "Regulatory Documentation" shall mean, in relation to Products or the Acquired Assets, the Registrations supported by and including: (i) the original documents under the possession of Seller (or that are accessible to Seller using commercially reasonable efforts) evidencing the Registrations issued to Seller by a Governmental Authority, in each case to the extent assignable with or without the consent of the issuing Governmental Authority; and (ii) all related Registration applications, clinical research and trial agreements and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters.

        "Retained Units" are defined in Article 2.1(a).

        "Sale Leaseback" is defined in Article 6.15A.

        "Seller" means Siegfried Ltd. , a company organized under the laws of Switzerland with registered office at Untere Brühlstrasse 4, 4800 Zofingen, Switzerland.

        "Seller's Employment Terms" are defined in Article 6.2(b).

        "Share Consideration" is defined in Article 3.1.

        "Siegfried Holding" means Siegfried Holding AG, a company organized under the laws of Switzerland and listed on the Swiss stock exchange.

        "Tax or Taxes" shall mean any taxes of any kind including, but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

        "Technical Equipment and Other Personal Property" shall mean all tangible personal property, including machinery, equipment, mechanical and spare parts, supplies, fixtures, tools and other tangible property of any kind held by Seller to the extent listed on Schedule 2.1 (b).

        "Technical Services Agreement" is defined in Article 6.5 and attached hereto as Exhibit 6.5.

        "Threshold Level" is defined in Article 7.3.

        "API Manufacturing Agreement" is defined in Article 6.6 and attached hereto as Exhibit 6.6.

        "Toll Manufacturing Agreement" is defined in Article 6.7 and attached hereto as Exhibit 6.7.

        "Transaction Agreements" shall mean the Real Property Deed, and the agreements and undertakings shown in the Exhibits to this Agreement, as amended, modified or supplemented from time to time.

        "Transferred Employees" is defined in Article 6.2.

        "VAT" is defined in Article 3.3(a).

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  Exhibit 10.38
ASSET PURCHASE AGREEMENT
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE 6 COVENANTS AND AGREEMENTS
ARTICLE 7 INDEMNITY
ARTICLE 8 MISCELLANEOUS
SCHEDULE 1.1 DEFINITIONS